UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 10, 2008

FUEL SYSTEMS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32999	20-3960974

State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

3030 South Susan Street, Santa Ana, California		92704
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 656-1300

______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Committed Credit Facility with Intesa Sanpaolo S.p.A.

     On July 10, 2009, Fuel Systems Solutions, Inc. (the “Company”) and its subsidiary IMPCO Technologies, Inc. (“IMPCO”) converted its existing uncommitted, unsecured, revolving short-term credit facility (“Credit Facility”) with the New York branch of Intesa Sanpaolo S.p.A bank (“Intesa”) which was entered into on December 17, 2008 into a committed, unsecured, revolving credit facility. IMPCO intends to use the borrowings from the Credit Facility for its general corporate purposes and Fuel Systems guarantees IMPCO’s payments under the Credit Facility, but does not currently intend to use any of the funds for its own purposes.

     The maximum aggregate principal amount of loans outstanding at any time under the Credit Facility is $13.0 million and the maturity date for the agreement is April 30, 2014. At the Company’s option, the loans will bear interest on either the applicable LIBOR rate plus 2.0%, the bank’s prime rate plus 1.0% or the bank’s cost of funds rate plus 2.0%. The bank’s prime rate is a floating interest rate that may change as often as once a day. If any amounts under a loan remain outstanding after the loan’s maturity date, such amounts will bear interest at the bank’s prime rate plus 2.0%. In addition, the Credit Facility carries a commitment fee of 0.50% of the average daily unused amount. The Credit Facility also includes financial covenants regarding the Company’s ratio of net debt to EBITDA, consolidated net worth and aggregate debt level.

ITEM 8.01. OTHER EVENTS

     The Company would like to clarify that the Company’s board of directors has set the date and time of the 2009 annual meeting of stockholders as August 27, 2009 at 9:30 a.m. at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036. The record date for the annual meeting of stockholders has been set for June 30, 2009.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Committed Credit Facility dated July 10, 2009 between Fuel Systems Solutions, Inc./IMPCO Technologies, Inc. and Intesa Sanpaolo S.p.A.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.

Dated: July 16, 2009	By:	/s/ Matthew Beale ___________
Matthew Beale
President and Chief Financial Officer